Exhibit 4.46

ROYALTY AGREEMENT

THIS AGREEMENT dated for reference April 26, 2006 is made

BETWEEN

NEVADA GEOTHERMAL POWER COMPANY, a Nevada Corporation having an office at 900-409 Granville Street, Vancouver, British Columbia V6C 1T2 ("NGP");

AND

EHNI ENTERPRISES, INC., a Nevada Corporation having an office at 5462 Salk Road, Carson City, Nevada 89706 ("EEl");

AND

ORMAT NEVADA, INC., a Nevada Corporation having an office at 6225 Neil Road, Suite #300, Reno, Nevada 89511 ("Ormat").

WHEREAS:

A.

NGP has agreed to acquire BLM lease #N74855 consisting of 933.50 acres (the "Lease") from Ormat;

B.

Ormat is obligated to pay ELI a 0.5% royalty on gross revenue to be received from the sale of electrical power generated from the Lease;

C.

EEl has granted Ormat the option to purchase the royalty;

D.

The Parties hereto wish to more explicitly define the terms of the royalty and to confirm their respective rights and obligations hereunder.

THE PARTIES to this Agreement therefore agree:

1.

Ormat hereby assigns to NGP, and NGP hereby assumes from Ormat, all of Ormat's rights and obligations with respect to the royalty on the Lease. EEI hereby consents to the assignment and agrees that as such rights are amended by the terms of this Agreement.

2.

When fully executed by the parties, this Agreement relieves and forever discharges Ormat from any and all obligations to EEI with respect to the Lease.

3.

NGP and EEI agree that NGP shall pay EEI a royalty equal to 0.5% of the Participation Interest (defined below) in gross proceeds received from the sale of electrical power produced from geothermal resources derived from the Unit (defined below), less:

(a)

any sales, excise or other taxes imposed upon the sale of electrical power; and

(b)

the cost of any transmission to the point of sale of said electrical power, if sold off the Lease or the Unit (defined below) as the case may be.

(the "Royalty").

4.

NGP shall pay EEI, on or before the last day of each calendar month, the Royalty that has accrued and is payable for the preceding calendar month, Concurrently with making such Royalty payment, NGP shall deliver to EEI a statement setting forth the basis for the determination of the Royalty. All payments shall be made by delivery of a cheque payable in US dollars to EEI at the address indicated above, or such other address as EEI may otherwise advise in writing.

5.

 In addition to the Royalty, NGP shall make a one time payment of the sum of US $10,000 to EEI within 10 business days after NGP, or an affiliate of NGP, enters into a power purchase agreement (a "PPA") with respect to the Lease or Unit (defined below).

6.

 NGP shall have the right, at its option, from time to time, either before or after commercial production, to unitize, pool or combine all or any part of the Lease with other lands or leases, either adjacent, or adjoining, or in the immediate vicinity of the Lease to comprise an operating or development unit for the purpose of establishing commercial power production (a "Unit"). EEI's participation interest in any Unit (the "Participation Interest") shall be the proportion that the Lease acreage within the Unit bears to the total number of acres of the Unit, provided that if the number of acres in such Unit exceeds 5,760 acres, then for the purpose of calculating the Participation Interest under this agreement, the Unit acreage shall be fixed at 5,760 acres. NGP shall at all times keep EEl informed of the lands included in the Unit. For greater certainty, even though the size of a Unit may exceed 5,760 acres, the Royalty shall be calculated by multiplying EEI's Participation Interest in the Unit by the gross revenue from the Unit.

7.

NGP shall have the option to purchase the Royalty from EEI for the sum of US $200,000 payable in accordance with the following schedule:

(a)

US $50,000 upon approval of the Public Utilities Commission of Nevada ("PUCN") of a PPA for the Lease or Unit;

(b)

a further US $50,000 upon issuance of a UEPA Permit to construct the project by the PUCN; and

(c)

a further US $100,000 when the project begins commercial power production under the PPA.

8.

This Agreement and all the terms, covenants and conditions hereof shall be binding upon the parties and their respective successors and assigns.

9.

This Agreement and its application and interpretation will be governed exclusively by the laws prevailing in the State of Nevada. The parties to this Agreement consent to the jurisdiction of the courts of Nevada, which courts shall have exclusive jurisdiction over any dispute of any kind arising out of or in connection with this Agreement.

10.

This Agreement constitutes the entire agreement and supersedes any other previous agreement between the parties with respect to the matter which are the subject of this Agreement and there are no other terms, conditions, representations or warranties whether express, implied, oral or written between the Parties.

11.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

12.

This document was executed and delivered as of the date given above.

NEVADA GEOTHERMAL POWER COMPANY

By:	/s/ Brian D. Fairbank
Brian D. Fairbank, C.E.O. & President
EHNI ENTERPRISES, INC.

By:	/s/ Wm. J. Ehni
Wm. J. Ehni, President

ORMAT NEVADA, INC.

By:	/s/ Daniel N. Schochet
Daniel N. Schochet, Vice President